Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Tradeweb Markets Inc. of our report dated December 17, 2018, except for the impacts of the amendment to the LLC agreement discussed in Note 2 to the consolidated financial statements, as to which the date is May 20, 2019, relating to the financial statements of Tradeweb Markets LLC, which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, New York

October 15, 2019